Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form SB-2 of Cord Blood America, Inc. and Subsidiaries of our report dated March 18, 2005, except for Note 15 (debt, third paragraph) as to which the date is March 24, 2005, relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement.  Our report dated March 18, 2005, except for Note 15 (debt, third paragraph) as to which the date is March 24, 2005, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts."

/s/TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.

Orlando, Florida

February 13, 2006